Exhibit 16.1

June 22, 2004

Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D. C. 20549

Re: Rent-Way Inc, 401(k) Retirement Savings Plan

Commissioners:

We have read the statements made by Rent-Way, Inc. 401(k) Retirement Savings Plan (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated June 22, 2004. We agree with the statements concerning our Firm in such Form 8-K.

Yours very truly,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP